BMC Stock Holdings, Inc. Announces 2016 Fourth Quarter and Full Year Results

Atlanta, GA - March 1, 2017 - BMC Stock Holdings, Inc. (Nasdaq: BMCH) (“BMC” or the “Company”), one of the nation’s leading providers of diversified building products and services in the U.S. residential construction market, today reported its financial results for the fourth quarter and full year ended December 31, 2016.

On December 1, 2015, Stock Building Supply Holdings, Inc. (“SBS”) completed its merger transaction (the “Merger”) with Building Material Holdings Corporation (“Legacy BMC”). As a result of the Merger, current year results reported pursuant to U.S. generally accepted accounting principles (“GAAP”) are not comparable to prior year periods. For a more detailed explanation, see the “Fourth Quarter and Full Year 2016 Financial Results - Basis of Presentation” section of this press release. A reconciliation of non-GAAP financial measures to comparable GAAP financial measures is provided in the “Reconciliation of GAAP to Non-GAAP Measures” section of this press release.

Fourth Quarter 2016 Highlights, Compared to the Prior Year Period

•	Net sales of $747.6 million, an increase of 46.5% as compared to net sales, and an increase of 2.7% as compared to Adjusted net sales (non-GAAP)

•	Net income of $10.4 million, an increase of $17.9 million

•	Adjusted EBITDA (non-GAAP) of $44.5 million, an increase of 17.5%

•	Diluted earnings per share of $0.16, an increase of $0.32 per share

•	Adjusted net income per diluted share (non-GAAP) of $0.21, an increase of $0.04 per share

Full Year 2016 Highlights, Compared to Full Year 2015

•	Net sales of $3.1 billion, an increase of 96.2% as compared to net sales, and an increase of 10.5% as compared to Adjusted net sales (non-GAAP)

•	Net income of $30.9 million, an increase of $35.7 million

•	Adjusted EBITDA (non-GAAP) of $193.9 million, an increase of 49.7%, with Adjusted EBITDA margin (non-GAAP) expansion of 170 basis points

•	Cash provided by operating activities of $106.9 million, an increase of $106.1 million

•	Highly successful integration efforts, which included the realization of approximately $31 million of cost savings within 2016 operating results

•	Estimate of total annual run rate cost savings from the Merger of $46 million to $52 million by the end of 2017, an increase over the previously communicated estimate

•	Successful debt refinancing in September 2016 that extended the maturity of the Company’s senior notes to 2024 and reduced future annual interest expense by approximately $7 million

•	Solid growth across value-added product categories, including ReadyFrame® sales of $103 million, an increase of 46%

Commenting on the Company’s 2016 performance, Peter Alexander, President and Chief Executive Officer of BMC stated, “Our Merger, which we completed a little more than a year ago, unlocked numerous opportunities to expand the business and improve profitability. During 2016, we achieved strong operational and financial results including significant gains in operating margins and cash generation. Net sales in 2016 increased 96% as compared to the prior year, and 10.5% when compared to 2015 Adjusted net sales. Net income in 2016 increased to $30.9 million while Adjusted EBITDA margins expanded 170 basis points as compared to 2015.”

“In addition,” Mr. Alexander continued, “we made significant strides on our integration efforts and technology initiatives, including the achievement of $31 million in cost synergy savings in our 2016 operating results. Also, during the year, we rolled out ReadyFrame®, our differentiated whole-house framing solution that assists professional builders and contractors to reduce their labor needs and shorten cash conversion cycles, to the remainder of our major markets. This product offering grew more than 46% during 2016 to over $100 million in sales. With a remarkably strong team in place and what I believe are the best products and solutions available to professional builders and remodelers in the residential homebuilding space, I am very optimistic about our prospects for 2017 and beyond.”

Fourth Quarter and Full Year 2016 Financial Results - Basis of Presentation
The Merger was accounted for as a “reverse acquisition” under the acquisition method of accounting, with SBS treated as the legal acquirer and Legacy BMC treated as the acquirer for accounting purposes. As such, the Company has accounted for the Merger by using the Legacy BMC historical information and accounting policies and adding the assets and liabilities of SBS as of the completion date of the Merger at their estimated fair values. As a result, current year results reported pursuant to GAAP are not comparable to prior year periods.

For informational purposes only, the Company has furnished certain Adjusted financial information for the three months and twelve months ended December 31, 2016, and the three months and twelve months ended December 31, 2015. The prior year Adjusted financial information combines the historical results of Legacy BMC and SBS for the three months and twelve months ended December 31, 2015. The Adjusted financial information has not been prepared in accordance with GAAP, and is based upon information and assumptions deemed appropriate by the Company’s management. This Adjusted financial information is not necessarily indicative of what the Company’s results actually would have been had the Merger been completed as of January 1, 2015. In addition, this Adjusted financial information is not indicative of future results or current financial conditions and does not reflect any anticipated synergies, operating efficiencies, cost savings or integration costs that have resulted or may result in the future from the Merger. All Adjusted financial information should be read in conjunction with separate historical financial statements and accompanying notes filed with the Securities and Exchange Commission (“SEC”). A reconciliation of Adjusted financial measures to GAAP financial measures is provided in the “Reconciliation of GAAP to Non-GAAP Measures” section of the press release.

Fourth Quarter and Full Year 2016 Summary of Financial Results
During the three and twelve months ended December 31, 2016, the Company generated solid operating result improvements and continued to make substantial progress on its Merger integration plan.

(in thousands, except per share data)	Q416	Q415	Variance	Full Year 2016	Full Year 2015	Variance
Net sales
Reported net sales (GAAP)	$747,574	$510,162	$237,412	$3,093,743	$1,576,746	$1,516,997
Adjusted net sales (non-GAAP)	747,574	727,812	19,762	3,093,743	2,800,621	293,122

Net income and EPS
Net income (loss) (GAAP)	10,418	(7,442)	17,860	30,880	(4,831)	35,711
Diluted earnings per share (GAAP)	0.16	(0.16)	0.32	0.46	(0.12)	0.58
Adjusted net income (non-GAAP)	14,270	11,361	2,909	62,579	38,372	24,207
Adjusted net income per diluted share (non-GAAP)	0.21	0.17	0.04	0.94	0.58	0.36

Adjusted EBITDA (non-GAAP)	44,450	37,818	6,632	193,890	129,528	64,362
Adjusted EBITDA margin (non-GAAP)	5.9%	5.2%	0.7%	6.3%	4.6%	1.7%

Net cash provided by operating activities	43,067	12,662	30,405	106,888	743	106,145
Fourth Quarter 2016 Financial Results Compared to Prior Year Period

•	Net sales increased 46.5% to $747.6 million primarily as a result of the Merger.

•
Net sales increased 2.7% as compared to Adjusted net sales (non-GAAP) in the fourth quarter of 2015. The Company estimates net sales, as compared to Adjusted net sales (non-GAAP) in the prior year period, increased 3.6% as a result of lumber and sheet goods commodity price inflation but was partially offset by a modest decline in volumes due to one less selling day.

•	Gross profit as a percent of sales increased to 24.2%, as compared to 22.3% for the fourth quarter of 2015.

•
Selling, general and administrative expenses increased 40.6% to $140.6 million. The increase was primarily due to the Merger. Selling, general and administrative expenses as a percent of sales declined to 18.8%, compared to 19.6% for the fourth quarter of 2015.

•
Depreciation expense, including the portion reported within cost of sales, increased to $12.7 million, compared to $7.1 million in the fourth quarter of 2015. The increase was primarily driven by fixed assets acquired through the Merger, as well as replacements and additions of delivery fleet, material handling equipment and operating equipment.

•	Amortization expense was $4.8 million, compared to $2.6 million in the fourth quarter of 2015. This increase related to intangible assets acquired through the Merger.

•	Interest expense decreased to $6.1 million, compared to $7.1 million in the fourth quarter of 2015.

•	Net income increased $17.9 million to $10.4 million, including Merger and integration costs of $4.3 million.

•	Adjusted net income (non-GAAP) increased to $14.3 million, or $0.21 per diluted share, compared to Adjusted net income of $11.4 million, or $0.17 per diluted share, in the fourth quarter of 2015.

•	Adjusted EBITDA (non-GAAP) increased 17.5% to $44.5 million.

•	Adjusted EBITDA margin (non-GAAP) expanded 70 basis points to 5.9%.

Full Year 2016 Financial Results Compared to Full Year 2015

•	Net sales increased 96.2% to $3.1 billion, primarily as a result of the Merger and the acquisitions of Robert Bowden Inc. (“RBI”) and VNS Corporation (“VNS”).

•
Net sales increased 10.5% as compared to 2015 Adjusted net sales (non-GAAP). The Company estimates net sales for 2016, as compared to 2015 Adjusted net sales (non-GAAP), increased 5.1% from volume growth, 4.2% from acquisitions and 1.2% from lumber and sheet goods commodity price inflation.

•
Gross profit as a percentage of sales increased to 24.0%, as compared to 22.9% for full year 2015, primarily driven by a higher percentage of total net sales being derived from millwork, doors and windows, which are generally sold at a higher gross margin than our other product categories, as well as increased consideration from supplier agreements.

•
Selling, general and administrative expenses increased 86.3% to $571.8 million, primarily as a result of the Merger and acquisitions of RBI and VNS. Selling, general and administrative expenses as a percent of sales declined to 18.5%, as compared to 19.5% in 2015.

•
Depreciation expense, including the portion reported within cost of sales, increased to $48.0 million, as compared to $21.0 million in 2015. The increase was primarily driven by fixed assets acquired through the Merger and the acquisition of RBI and VNS, as well as replacements and additions of delivery fleet, material handling equipment and operating equipment.

•
Amortization expense was $20.7 million, as compared to $3.6 million in 2015. The increase in amortization expense for full year 2016 related to intangible assets acquired through the Merger and the acquisition of RBI and VNS.

•	Interest expense increased to $30.1 million, primarily due to borrowings assumed in the Merger as well as borrowings used to fund the acquisition of RBI.

•
Net income increased $35.7 million to $30.9 million for 2016, including Merger and integration costs of $15.3 million and a loss on debt extinguishment of $12.5 million, which was recorded during the third quarter of 2016.

•	Adjusted EBITDA (non-GAAP) increased by 49.7% to $193.9 million.

•	Adjusted EBITDA margin (non-GAAP) expanded 170 basis points to 6.3%.

Liquidity and Capital Resources
Total liquidity as of December 31, 2016 was approximately $283.2 million, which included cash and cash equivalents of $8.9 million and $274.3 million of borrowing availability under the Company’s asset-backed revolver. Capital expenditures during the fourth quarter and full year of 2016 totaled $11.9 million and $38.1 million, respectively. These expenditures were primarily used to fund purchases of vehicles and equipment to support increased sales volume and replace aged assets, and facility and technology investments to support our operations.  In addition, the Company acquired approximately $6.6 million of assets during the fourth quarter and $15.1 million of assets during the full year 2016 under capital lease arrangements, consisting primarily of material handling equipment.

Outlook
“We are well-positioned to capitalize on the steady growth we expect in the residential construction markets we serve,” said Mr. Alexander. “Our innovative approach to improving productivity and efficiency for our customers, our broad selection of value-added offerings, and our solid financial position set BMC apart from our competitors and create multiple avenues to drive future shareholder value.  Compared to the mild weather we enjoyed during the first quarter of 2016, we have experienced more normal seasonal trends during the first two months of 2017. However, we also believe that underlying demand remains robust and will support another solid year of organic growth for 2017.  With a large portion of our Merger integration efforts behind us, we are increasing our efforts to accelerate our growth strategy both through organic and inorganic means.  We will continue to target opportunities that further enhance our value-added product offerings and/or expand our geographic footprint into attractive markets.”

Conference Call Information
BMC will host a conference call on Wednesday March 1, 2017 at 10:00 a.m. Eastern Time and will simultaneously broadcast it live over the Internet. The conference call can be accessed by dialing 877-407-0784 (domestic) or 201-689-8560 (international). A telephonic replay will be available approximately three hours after the call and can be accessed by dialing 844-512-2921, or for international callers, 412-317-6671. The passcode for both the live call and the replay is 13652791. The telephonic replay will be available until 11:59 p.m. (Eastern Time) on March 8, 2017. The live webcast of the conference call can be accessed on the Company’s investor relations website at ir.buildwithbmc.com and will be available for approximately 90 days.

Non-GAAP Financial Measures
This press release presents Adjusted net sales, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted net income per diluted share, which are non-GAAP financial measures within the meaning of applicable SEC rules and regulations. For a reconciliation of Adjusted net sales, Adjusted EBITDA and Adjusted net income to the most comparable GAAP measures and a discussion of the reasons why the Company believes that these non-GAAP financial measures provide information that is useful to investors, see the tables included in this document under "Reconciliation of GAAP to Non-GAAP Measures."

About BMC Stock Holdings, Inc.
With over $3 billion in annual revenues, BMC is one of the nation's leading providers of diversified building products and services to builders, contractors and professional remodelers in the U.S. residential housing market. The Company's comprehensive portfolio of products and solutions spans building materials, including millwork and structural component manufacturing capabilities, consultative showrooms and design centers, value-added installation management services and an innovative eBusiness platform. BMC, which is headquartered in Atlanta, Georgia, serves 42 metropolitan areas across 17 states, principally in the fast-growing South and West regions.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this document may include, without limitation, statements regarding sales growth, price changes, earnings performance, strategic direction and the demand for our products. Forward-looking statements are typically identified by words or phrases such as "may," "might," "predict," "future," "seek to," "assume," "goal," "objective," "continue," "will," "could," "should," "would," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "prospects," "guidance," "possible," "predict," "propose," "potential" and "forecast," or the negative of such terms and other words, terms and phrases of similar meaning. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties, many of which are outside BMC's control. BMC cautions readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement; therefore, investors and shareholders should not place undue reliance on such statement. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication.
A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include without limitation:

•	the state of the homebuilding industry and repair and remodeling activity, the economy and the credit markets;

•	seasonality and cyclicality of the building products supply and services industry;

•	competitive industry pressures and competitive pricing pressure from our customers and competitors;

•	inflation or deflation of prices of our products;

•	our exposure to product liability, warranty, casualty, construction defect, contract, tort, employment and other claims and legal proceedings;

•	our ability to maintain profitability;

•	the impact of our indebtedness;

•	the various financial covenants in our secured credit agreement and senior secured notes indenture;

•	our concentration of business in the Texas, California and Georgia markets;

•
the potential negative impacts from the significant decline in oil prices on employment, home construction and remodeling activity in Texas (particularly the Houston metropolitan area) and other markets dependent on the energy industry;

•	our ability to retain our key employees and to attract and retain new qualified employees, while controlling our labor costs;

•	product shortages, loss of key suppliers or failure to develop relationships with qualified suppliers, and our dependence on third-party suppliers and manufacturers;

•	the implementation of our supply chain and technology initiatives;

•	the impact a housing market decline may have on our business, including the potential for impairment losses or the closing or idling of under-performing locations;

•	the impact of long-term non-cancelable leases at our facilities;

•	our ability to effectively manage inventory and working capital;

•	the credit risk from our customers;

•	the impact of pricing pressure from our customers;

•	our ability to identify or respond effectively to consumer needs, expectations or trends;

•	our ability to successfully implement our growth strategy;

•	the impact of federal, state, local and other laws and regulations;

•	the impact of changes in legislation and government policy;

•	the impact of unexpected changes in our tax provisions and adoption of new tax legislation;

•	our ability to utilize our net operating loss carryforwards;

•	the potential loss of significant customers or a reduction in the quantity of products they purchase;

•	natural or man-made disruptions to our distribution and manufacturing facilities;

•	our exposure to environmental liabilities and subjection to environmental laws and regulation;

•	the impact of disruptions to our information technology systems;

•	cybersecurity risks;

•	risks related to the continued integration of Legacy BMC and SBS and successful operation of the post-merger company;

•	our ability to operate on multiple Enterprise Resource Planning information systems and convert multiple systems to a single system; and

•	other factors discussed or referred to in the "Risk Factors" section of BMC's most recent Annual Report on Form 10-K to be filed with the SEC on March 1, 2017.
All such factors are difficult to predict and are beyond BMC's control. All forward-looking statements attributable to BMC or persons acting on BMC's behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and BMC undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact
BMC Stock Holdings, Inc.
Carey Phelps
(919) 431-1160

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
(in thousands, except per share amounts)
Net sales
Building products	$567,207	$378,956	$2,336,041	$1,146,190
Construction services	180,367	131,206	757,702	430,556
	747,574	510,162	3,093,743	1,576,746
Cost of sales
Building products	415,918	289,765	1,725,843	864,485
Construction services	150,929	106,603	625,935	350,851
	566,847	396,368	2,351,778	1,215,336
Gross profit	180,727	113,794	741,965	361,410

Selling, general and administrative expenses	140,623	100,043	571,799	306,843
Depreciation expense	10,575	5,445	38,441	15,700
Amortization expense	4,839	2,627	20,721	3,626
Impairment of assets	45	(82)	11,928	—
Merger and integration costs	4,252	18,953	15,340	22,993
	160,334	126,986	658,229	349,162
Income (loss) from operations	20,393	(13,192)	83,736	12,248
Other income (expenses)
Interest expense	(6,111)	(7,054)	(30,131)	(27,552)
Loss on debt extinguishment	—	—	(12,529)	—
Other income (expense), net	469	(184)	4,070	784
Income (loss) before income taxes	14,751	(20,430)	45,146	(14,520)
Income tax expense (benefit)	4,333	(12,988)	14,266	(9,689)
Net income (loss)	$10,418	$(7,442)	$30,880	$(4,831)

Weighted average common shares outstanding
Basic	66,599	47,883	66,055	41,260
Diluted	67,065	47,883	66,609	41,260

Net income (loss) per common share
Basic	$0.16	$(0.16)	$0.47	$(0.12)
Diluted	$0.16	$(0.16)	$0.46	$(0.12)

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited)

	December 31, 2016	December 31, 2015
(in thousands, except share and per share amounts)
Assets
Current assets
Cash and cash equivalents	$8,917	$1,089
Accounts receivable, net of allowances	313,304	303,176
Inventories, net	272,276	243,960
Costs in excess of billings on uncompleted contracts	26,373	22,528
Income taxes receivable	2,437	11,390
Prepaid expenses and other current assets	43,635	31,817
Total current assets	666,942	613,960
Property and equipment, net of accumulated depreciation	286,741	295,978
Deferred income taxes	550	—
Customer relationship intangible assets, net of accumulated amortization	164,191	177,036
Other intangible assets, net of accumulated amortization	3,024	10,900
Goodwill	254,832	254,664
Other long-term assets	18,734	18,601
Total assets	$1,395,014	$1,371,139
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$165,540	$135,632
Accrued expenses and other liabilities	88,786	91,888
Billings in excess of costs on uncompleted contracts	15,691	15,888
Interest payable	5,619	6,882
Current portion:
Long-term debt and capital lease obligation	11,155	10,129
Insurance reserves	16,021	17,888
Total current liabilities	302,812	278,307
Insurance reserves	39,184	37,334
Long-term debt	344,827	400,216
Long-term portion of capital lease obligation	20,581	16,495
Deferred income taxes	—	3,021
Other long-term liabilities	7,009	6,834
Total liabilities	714,413	742,207
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 50.0 million shares authorized, no shares issued and outstanding at December 31, 2016 and December 31, 2015	—	—
Common stock, $0.01 par value, 300.0 million shares authorized, 66.8 million and 65.4 million shares issued, and 66.7 million and 65.3 million outstanding at December 31, 2016 and December 31, 2015, respectively	668	654
Additional paid-in capital	649,280	626,402
Retained earnings	33,182	2,302
Treasury stock, at cost, 0.1 million and less than 0.1 million shares at December 31, 2016 and December 31, 2015, respectively	(2,529)	(426)
Total stockholders' equity	680,601	628,932
Total liabilities and stockholders' equity	$1,395,014	$1,371,139

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Year Ended December 31,
(in thousands)	2016	2015
Cash flows from operating activities
Net income (loss)	$30,880	$(4,831)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation expense	47,959	20,963
Amortization of intangible assets	20,721	3,626
Amortization of debt issuance costs	3,114	2,525
Amortization of original issue discount	174	244
Amortization of inventory step-up charges	2,884	10,285
Amortization of favorable and unfavorable leases	(76)	—
Deferred income taxes	(3,571)	(5,892)
Non-cash stock compensation expense	7,252	2,749
Impairment of assets	11,928	—
Gain on sale of property, equipment and real estate	(1,396)	(497)
Gain on insurance proceeds	(1,003)	—
Loss on debt extinguishment	12,529	—
Change in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of allowances	(10,128)	(24,061)
Inventories, net	(31,200)	(16,452)
Costs in excess of billings on uncompleted contracts	(3,845)	(4,026)
Current income taxes receivable/payable	9,627	(8,176)
Other current assets	(12,208)	(1,202)
Other long-term assets	(126)	1,240
Accounts payable	28,592	873
Accrued expenses and other liabilities	(5,859)	4,377
Billings in excess of costs on uncompleted contracts	(197)	8,360
Insurance reserves	(16)	7,973
Other long-term liabilities	853	2,665
Net cash provided by operating activities	106,888	743
Cash flows from investing activities
Purchases of property, equipment and real estate	(38,067)	(31,319)
Proceeds from sale of property, equipment and real estate	3,187	3,280
Insurance proceeds	1,151	—
Change in restricted assets	—	36,106
Cash acquired in the Merger	—	6,342
Purchases of businesses, net of cash acquired	—	(149,485)
Net cash used in investing activities	(33,729)	(135,076)
Cash flows from financing activities
Proceeds from revolving line of credit	1,544,064	293,183
Repayments of proceeds from revolving line of credit	(1,696,324)	(208,637)
Proceeds from issuance of Senior Notes	350,000	—
Redemption of Extinguished Senior Notes	(250,000)	—
Borrowings under other notes	—	2,491
Principal payments on other notes	(3,303)	(6,081)
Secured borrowings	1,427	767
Proceeds from issuance of common stock, net of offering costs	13,776	—
Proceeds from exercise of stock options	1,301	—
Purchase of treasury stock	(2,023)	(1,454)
Payments of debt issuance costs	(7,011)	(3,567)
Payments of debt extinguishment costs	(8,438)	—

Payments on capital lease obligations	(8,800)	(4,542)
Net cash (used in) provided by financing activities	(65,331)	72,160
Net increase (decrease) in cash and cash equivalents	7,828	(62,173)
Cash and cash equivalents
Beginning of period	1,089	63,262
End of period	$8,917	$1,089

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Sales by Product Category
(unaudited)

	Three Months Ended December 31, 2016		Three Months Ended December 31, 2015
(in thousands)	Net Sales	% of Sales	Net Sales	% of Sales	% Change
Structural components	$111,186	14.9%	$78,608	15.4%	41.4%
Lumber & lumber sheet goods	228,654	30.6%	140,220	27.5%	63.1%
Millwork, doors & windows	218,353	29.2%	152,065	29.8%	43.6%
Other building products & services	189,381	25.3%	139,269	27.3%	36.0%
Total net sales	$747,574	100.0%	$510,162	100.0%	46.5%

	Year Ended December 31, 2016		Year Ended December 31, 2015
(in thousands)	Net Sales	% of Sales	Net Sales	% of Sales	% Change
Structural components	$471,619	15.2%	$249,371	15.8%	89.1%
Lumber & lumber sheet goods	921,304	29.8%	459,446	29.1%	100.5%
Millwork, doors & windows	898,769	29.1%	442,675	28.1%	103.0%
Other building products & services	802,051	25.9%	425,254	27.0%	88.6%
Total net sales	$3,093,743	100.0%	$1,576,746	100.0%	96.2%

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures
(unaudited)

Adjusted net sales, Adjusted EBITDA and Adjusted net income are intended as supplemental measures of the Company’s performance that are not required by, or presented in accordance with, GAAP. The Company believes that Adjusted net sales, Adjusted EBITDA and Adjusted net income provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and operating results.

•	Adjusted net sales for the three months and twelve months ended December 31, 2015 is defined as BMC net sales plus pre-Merger SBS net sales.

•
Adjusted EBITDA for the three months and twelve months ended December 31, 2016 is defined as BMC net income plus interest expense, income tax expense, depreciation and amortization, impairment of assets, Merger and integration costs, inventory step-up charges, non-cash stock compensation expense and loss on debt extinguishment. Adjusted EBITDA for the three months and twelve months ended December 31, 2015 is defined as BMC net loss plus pre-Merger SBS (loss) income from continuing operations, interest expense, depreciation and amortization, impairment of assets, Merger and integration costs, inventory step-up charges, non-cash stock compensation expense, headquarters relocation expense, loss portfolio transfer, insurance deductible reserve adjustments, fire casualty loss and other items, and minus income tax benefit.

•
Adjusted EBITDA margin for the three months and twelve months ended December 31, 2016 is defined as Adjusted EBITDA divided by net sales and for the three months and twelve months ended December 31, 2015 is defined as Adjusted EBITDA divided by Adjusted net sales.

•
Adjusted net income for the three months and twelve months ended December 31, 2016 is defined as BMC net income plus impairment of assets, Merger and integration costs, inventory step-up charges, non-cash stock compensation expense and loss on debt extinguishment, and after tax effecting those items, and for the three months and twelve months ended December 31, 2015 is defined as BMC net loss plus pre-Merger SBS (loss) income from continuing operations, impairment of assets, Merger and integration costs, inventory step-up charges, non-cash stock compensation expense, headquarters relocation expense, loss portfolio transfer, insurance reserve adjustments, fire casualty loss, tax benefit from NOL adjustments, recognition of previously unrecognized tax benefits and other items, and after tax effecting those items.

Company management uses Adjusted net sales, Adjusted EBITDA and Adjusted net income for trend analyses, for purposes of determining management incentive compensation and for budgeting and planning purposes. Adjusted net sales and Adjusted EBITDA are used in monthly financial reports prepared for management and the board of directors. The Company believes that the use of Adjusted net sales, Adjusted EBITDA and Adjusted net income provide additional tools for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other distribution and retail companies, which may present similar non-GAAP financial measures to investors. However, the Company’s calculation of Adjusted net sales, Adjusted EBITDA and Adjusted net income are not necessarily comparable to similarly titled measures reported by other companies. Company management does not consider Adjusted net sales, Adjusted EBITDA and Adjusted net income in isolation or as alternatives to financial measures determined in accordance with GAAP. The principal limitation of Adjusted EBITDA and Adjusted net income is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements. Some of these limitations are: (i) Adjusted EBITDA and Adjusted net income do not reflect changes in, or cash requirements for, working capital needs; (ii) Adjusted EBITDA does not reflect interest expense, or the requirements necessary to service interest or principal payments on debt; (iii) Adjusted EBITDA does not reflect income tax expenses or the cash requirements to pay taxes; (iv) Adjusted net income and Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; (v) although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA and Adjusted net income do not reflect any cash requirements for such replacements and (vi) Adjusted net income and Adjusted EBITDA do not consider the potentially dilutive impact of issuing non-cash stock-based compensation. In order to compensate for these limitations, management presents Adjusted net sales, Adjusted EBITDA and Adjusted net income in conjunction with GAAP results. Readers should review the reconciliations of net sales to Adjusted net sales, net income to Adjusted EBITDA and Adjusted net income below, and should not rely on any single financial measure to evaluate the Company’s business.

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures (continued)
(unaudited)

The following is a reconciliation of net sales to Adjusted net sales and net income (loss) to Adjusted EBITDA and Adjusted net income.

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per share amounts)	2016	2015	2016	2015
Net sales	$747,574	$510,162	$3,093,743	$1,576,746
SBS net sales (a)	—	217,650	—	1,223,875
Adjusted net sales	$747,574	$727,812	$3,093,743	$2,800,621

Net income (loss)	$10,418	$(7,442)	$30,880	$(4,831)
SBS (loss) income from continuing operations (a)	—	(3,564)	—	6,842
Interest expense (b)	6,111	7,558	30,131	30,189
Income tax expense (benefit) (b)	4,333	(15,139)	14,266	(9,974)
Depreciation and amortization (b)	17,583	12,586	68,680	39,251
Impairment of assets	45	(82)	11,928	—
Merger and integration costs (b)	4,252	29,306	15,340	37,998
Inventory step-up charges (c)	—	10,285	2,884	10,285
Non-cash stock compensation expense (b)	1,708	881	7,252	5,452
Loss on debt extinguishment	—	—	12,529	—
Headquarters relocation (d)	—	1,054	—	3,865
Loss portfolio transfer (e)	—	—	—	2,826
Insurance reserve adjustments and fire casualty loss (f)	—	1,967	—	3,026
Other items (b), (g)	—	408	—	4,599
Adjusted EBITDA	$44,450	$37,818	$193,890	$129,528
Adjusted EBITDA margin	5.9%	5.2%	6.3%	4.6%

Net income (loss)	$10,418	$(7,442)	$30,880	$(4,831)
SBS (loss) income from continuing operations (a)	—	(3,564)	—	6,842
Impairment of assets	45	(82)	11,928	—
Merger and integration costs (b)	4,252	29,306	15,340	37,998
Inventory step-up charges (c)	—	10,285	2,884	10,285
Non-cash stock compensation expense (b)	1,708	881	7,252	5,452
Loss on debt extinguishment	—	—	12,529	—
Headquarters relocation (d)	—	1,054	—	3,865
Loss portfolio transfer (e)	—	—	—	2,826
Insurance reserve adjustments and fire casualty loss (f)	—	1,967	—	3,026
Tax benefit from NOL adjustments (h)	—	(8,054)	—	(8,054)
Other items (b), (g)	—	408	—	4,599
Recognition of previously unrecognized tax benefits (i)	—	—	—	(3,008)
Tax effect of adjustments to net income (loss) (j)	(2,153)	(13,398)	(18,234)	(20,628)
Adjusted net income	$14,270	$11,361	$62,579	$38,372

Diluted weighted average shares used to calculate adjusted net income per diluted share (k)	67,065	65,857	66,609	65,683
Adjusted net income per diluted share	$0.21	$0.17	$0.94	$0.58

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures (continued)
(unaudited)

(a)	Represents pre-Merger net sales and (loss) income from continuing operations for SBS for the three and twelve months ended December 31, 2015.
(b)	Includes pre-Merger expense (benefit) for SBS for the three and twelve months ended December 31, 2015.
(c)
Represents $10.3 million of expense incurred during 2015 and $2.9 million of expense incurred during 2016 in relation to the sell-through of SBS inventory which was stepped up in value in connection with the Merger.

(d)	Represents expenses to relocate Legacy BMC's headquarters to Atlanta, Georgia.
(e)	Represents premium and brokerage fees paid to a reinsurer for its assumption of the insurance reserves relating to workers’ compensation claims incurred for claim years 2006 through 2011.
(f)
Represents adjustments to insurance reserves for workers compensation, general liability, automobile and construction claims incurred prior to Legacy BMC's restructuring and a casualty loss related to a fire at one of the Company’s facilities during 2015.

(g)	Primarily represents severance expense, acquisition costs and expenses related to closed locations.
(h)
Represents income tax benefit recognized during the three months ended December 31, 2015 in relation to the adoption of a tax position that increases the Company’s federal and state net operating loss deductions and carryforwards, which are subject to change of control limitations under Internal Revenue Code Section 382.

(i)
Represents pre-Merger income tax benefit for SBS recognized during the three months ended March 31, 2015 in relation to a previously uncertain tax position related to the deductibility of a termination fee paid to The Gores Group, LLC (“Gores”) in 2013 to terminate SBS’s management services agreement with Gores.

(j)
The tax effect of adjustments to net income (loss) was based on the respective transactions’ income tax rate, which was 38.0%, 38.0%, 37.9% and 38.0% for the three months ended December 31, 2016 and December 31, 2015 and the years ended December 31, 2016 and 2015, respectively. The tax effect of adjustments to net income (loss) exclude non-deductible Merger-related costs of $0.3 million, $8.5 million, $1.8 million and $13.8 million for the three months ended December 31, 2016 and 2015 and the years ended December 31, 2016 and 2015, respectively. Items (h) and (i) described above are also excluded from the tax effect of adjustments to net income (loss) for the periods in which those adjustments are reflected.

(k)
Diluted weighted average shares used to calculate Adjusted net income per diluted share for the three months and year ended December 31, 2015 were calculated assuming the Merger closed on January 1, 2015.

Net sales and Adjusted net sales by product category (unaudited):

	Three Months Ended December 31, 2016		Three Months Ended December 31, 2015
(in thousands)	Net Sales	% of Sales	Adjusted Net Sales	% of Sales	% Change
Structural components	$111,186	14.9%	$107,550	14.8%	3.4%
Lumber & lumber sheet goods	228,654	30.6%	209,288	28.8%	9.3%
Millwork, doors & windows	218,353	29.2%	217,862	29.9%	0.2%
Other building products & services	189,381	25.3%	193,112	26.5%	(1.9)%
Total net sales and Adjusted net sales	$747,574	100.0%	$727,812	100.0%	2.7%

	Year Ended December 31, 2016		Year Ended December 31, 2015
(in thousands)	Net Sales	% of Sales	Adjusted Net Sales	% of Sales	% Change
Structural components	$471,619	15.2%	$420,337	15.0%	12.2%
Lumber & lumber sheet goods	921,304	29.8%	864,868	30.9%	6.5%
Millwork, doors & windows	898,769	29.1%	794,643	28.4%	13.1%
Other building products & services	802,051	25.9%	720,773	25.7%	11.3%
Total net sales and Adjusted net sales	$3,093,743	100.0%	$2,800,621	100.0%	10.5%